ANTON & CHIA

CERTIFIED PUBLIC ACCOUNTANTS

March 6, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We (A&C) were previously principal accountants for Dussault Apparel Inc. (Dussault) and, as of the date of this letter, we have not reported on any financial statements of the Company. On February 28, 2013, our appointment as principal accountants was terminated. We have read Dussault's statements included under Item 4.01 (a)(iii) of its Form 8-K dated February 28, 2013 and we agree with such statements.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/ Anton & Chia, LLP

cc: Dussault Apparel, Inc.
1885 Shore Drive South,
South Pasadena, FL 33707